Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
On Track Innovations Ltd.

We consent to the use of our report dated March 31, 2008, with respect to the consolidated balance sheets of On Track Innovations Ltd. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 incorporated herein by reference, and to the reference of our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for stock based compensation upon adoption of Statement of Financial Accounting Standard No. 123 (R), Share-Based Payment.

/s/ Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel-Aviv, Israel
September 23, 2008